Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
917.262.2973
Kris King (Investors) 724.514.1813
Mylan’s First Quarter 2011 Adjusted Diluted EPS Increases 22% to $0.44
Reaffirms 2011 Adjusted Diluted EPS Guidance of $1.90-$2.10 and 2013 Growth Targets
Announces $350 Million Share Repurchase Program
PITTSBURGH — May 3, 2011—Mylan Inc. (NASDAQ: MYL) today announced its financial results for the three months ended March 31, 2011.
Financial Highlights
•	Adjusted diluted earnings per share (EPS) of $0.44 for the three months ended March 31, 2011, compared to $0.36 for the three months ended March 31, 2010; a 22% increase

•	Total revenues of $1.45 billion for the three months ended March 31, 2011, compared to $1.29 billion for the three months ended March 31, 2010; a 12% increase

•	On a GAAP basis, diluted EPS of $0.23 for the three months ended March 31, 2011, compared to $0.20 for the prior year quarter; a 15% increase

•	Announces share repurchase program for up to $350 million of Mylan’s common stock and other equity securities
Mylan’s Chairman and CEO Robert J. Coury commented: “I am very pleased with our financial results for the first quarter of 2011, which developed much as we expected. Through the previous steps we have taken to strategically diversify our business, not only have we realized the benefits of a well-balanced platform, but we have put ourselves in a position to be able to better absorb the inherent dynamics of the global marketplace, while at the same time delivering accelerated revenue growth and strong bottom-line performance. We are therefore reaffirming our 2011 adjusted diluted EPS guidance of $1.90 to $2.10 per share, and our 2013 growth targets.”
Mylan’s President, Heather Bresch added: “Our diluted EPS of $0.44 on an adjusted basis, while in line with our expectations, would have been even stronger had we not faced headwinds on various fronts. In the current quarter, we overcame unfavorable pricing in Europe, and also absorbed three cents, on a sequential quarter basis, related to a combination of share-count dilution and a higher quarterly tax rate.”
In response to the favorable movement in the Company’s stock price, which leads to incremental share dilution, Mylan today announced that their Board of Directors has approved the repurchase of up to $350 million of the Company’s common stock and other equity securities, either in the open market or through privately-negotiated transactions. The repurchase program is expected to be completed by June 30, 2011, and does not obligate the Company to acquire any particular amount of common stock or other equity securities.
John Sheehan, Mylan’s Chief Financial Officer stated: “The planned share repurchase program represents an effective and prudent use of our Company’s assets and allows us to maintain discipline with respect to the number of outstanding shares, while mitigating the impact that additional dilution could have on our EPS. Additionally, our strong operations and consistent cash flow generation have positioned us to be able to finance the repurchase program, while still allowing us to further de-lever our balance sheet and retain adequate resources to take advantage of the right strategic opportunities.”
Financial Results Summary
Total revenues for the quarter ended March 31, 2011 increased $156.6 million, or 12.1% to $1.45 billion from $1.29 billion in the quarter ended March 31, 2010. Total revenues include both net revenues and other revenues from third parties. Third party net revenues for the current quarter were $1.44 billion compared to $1.28 billion for the prior year quarter, representing an increase of $158.4 million, or 12.4%. Other third party revenues for the current quarter were $12.4 million compared to $14.3 million in the prior year quarter, a decrease of $1.9 million. Revenues in the current quarter were favorably impacted by the effect of foreign currency translation, generally reflecting a weaker U.S. dollar as compared to the currencies of several other markets in which Mylan operates. Translating total current year revenues at prior year exchange rates would have resulted in year-over-year growth in total revenues excluding foreign currency, of $141 million, or approximately 11%.
A tabular summary of the Company’s revenues for the quarters ended March 31, 2011 and March 31, 2010, is included at the end of this release.
Mylan has two segments, “Generics” and “Specialty.” Generics third party net sales, which are derived from sales in the U.S. and Canada (collectively, North America), Europe, the Middle East and Africa (collectively, EMEA) and Asia Pacific were $1.34 billion compared to $1.20 billion in the prior year quarter.
Third party net sales from North America were $674.3 million for the current quarter, compared to $552.4 million for the prior year quarter, representing an increase of $121.8 million or 22.1%. This increase was mainly driven by increased volume, partially as a result of Mylan’s ability to continue to be a stable and reliable source of supply to the market; new products, which contributed sales of $81.1 million in the current quarter; and incremental revenue from the acquisition of Bioniche Pharma in September 2010; partially offset by lower pricing on certain existing products.
Third party net sales from EMEA were $389.1 million for the current quarter, compared to $406.9 million for the prior year quarter, a decrease of $17.8 million, or 4.4%. Translating current quarter third party net revenues from EMEA at prior year exchange rates would have resulted in a year-over-year decrease excluding the effect of foreign currency of approximately $15 million, or 4%. This decrease was mainly the result of unfavorable market conditions and lower pricing in a number of European markets in which Mylan operates, primarily Germany, the U.K. and Portugal, partially offset by strong performances in Italy and Spain. Local currency revenues from our business in France were essentially flat as compared to the prior year, with new product launches offsetting the impact of unfavorable pricing due to an increasingly competitive market.
Sales in Asia Pacific are derived from Mylan’s operations in India, Australia, Japan and New Zealand. Asia Pacific third party net sales were $276.1 million for the current quarter, compared to $236.1 million for the prior year quarter, an increase of $40.0 million, or 16.9%. Excluding the favorable effect of foreign currency, calculated as described above, the increase was approximately $24 million, or 10%. This increase is primarily driven by increased sales of anti-retroviral finished dosage form generic products and higher sales of active pharmaceutical ingredients (API) by Mylan’s Matrix subsidiary in India.
For the current quarter, Specialty reported third party net sales of $97.0 million, an increase of $14.3 million, or 17.3%, from the prior year quarter of $82.7 million. The most significant contributor to Specialty Segment revenues continues to be the EpiPen® Auto-Injector. In the current quarter, Specialty realized increased sales of the EpiPen Auto-Injector, mainly as a result of favorable pricing.
Gross profit for the quarter ended March 31, 2011 was $590.9 million and gross margins were 40.8%. In the prior year quarter, gross profit was $516.3 million, and gross margins were 40.0%. Gross profit for the current year quarter was impacted by certain purchase accounting related items, of approximately $86.7 million, which consisted primarily of amortization related to purchased intangible assets. Excluding such items, gross margins would have been approximately 47%. Prior year gross profit was also impacted by similar purchase accounting related items in the amount of $71.6 million. Excluding such items, gross margins in the prior year would have been approximately 46%.
The increase in gross margin, excluding the items noted above, can be attributed to both Generics and Specialty. The improvement in the Generics Segment was a result of new product introductions and a favorable product mix in North America. Gross margin in the Specialty Segment improved as a result of favorable pricing, mainly on the EpiPen® Auto-injector.
Earnings from operations were $211.7 million for the three months ended March 31, 2011, compared to $198.5 million for the prior year quarter. During the three-months ended March 31, 2011, the Company recorded $24.0 million in net charges for litigation settlements, principally related to an adverse ruling for an anti-competion claim in France, which the Company intends to appeal. Excluding the impact of purchase accounting related items in both periods, as mentioned above, as well as net charges for litigation settlements, earnings from operations increased to $322.4 million in the current quarter from $270.9 million in the prior year quarter. The increase in operating income was driven by higher sales and gross profit as discussed above, partially offset by an increases in selling, general and administrative (SG&A) and research and development (R&D) expenses.
Interest expense for the quarter ended March 31, 2011 was $84.4 million, compared to $74.0 million for the prior year quarter. The increase is primarily due to interest associated with the 2017 and 2020 Senior Notes debt offerings in May 2010 and July 2010. Included in interest expense for the current quarter and the comparable prior year period are $11.9 million and $11.0 million, primarily related to the amortization of the discounts on our convertible debt instruments, net of amortization of the premium on our 2020 Senior Notes.
EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $334.6 million for the quarter ended March 31, 2011, and $302.1 million for the prior year quarter. After adjusting for certain items as further discussed below, adjusted EBITDA was $386.0 million for the current quarter and $323.0 million for the prior year quarter.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense and revenue items in order to supplement investors’ and other readers’ understanding and assessment of the Company’s financial performance, because the Company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and GAAP diluted EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three months ended March 31, 2011 and March 31, 2010 (in millions, except per share amounts):

	Three months ended		Three months ended
	March 31, 2011		March 31, 2010

GAAP net earnings attributable to Mylan Inc. and GAAP diluted EPS	$104.2	$0.23	$61.1		$0.20
Purchase accounting related amortization	86.7		71.6
Litigation settlements, net	24.0		0.7
Interest, primarily amortization of debt discount	11.9		11.0
Integration and other special items	17.1		12.1
Tax effect of the above items	(47.0)		(33.1)
Preferred dividend(a)	—		34.8

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$196.9	$0.44	$158.2		$0.36

Weighted average diluted common shares outstanding	448.5		437.2	(a)

(a)
Adjusted diluted EPS for the three months ended March 31, 2010 was calculated under the “if-converted method” which assumes conversion of the company’s preferred stock into 125.2 million shares of common stock based on an average share price, and excludes the preferred dividend from the calculation, as the “if converted method” is more dilutive.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three months ended March 31, 2011 and 2010 (in millions):

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010
GAAP net earnings attributable to Mylan Inc. before preferred dividends	$104.2	$95.9
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	0.4	(1.6)
Income taxes	26.0	31.3
Interest expense	84.4	74.0
Depreciation and amortization	119.6	102.5

EBITDA	$334.6	$302.1
Add Adjustments:
Non-cash stock-based compensation expense	10.3	7.3
Litigation settlements, net	24.0	0.7
Integration and other special items	17.1	12.9

Adjusted EBITDA	$386.0	$323.0

Conference Call
Mylan will host a conference call and live webcast today, May 3, 2011, at 8:30 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.479.9001 or 719.325.2146 for international callers. A replay, available for approximately seven days, will be available at 888.203.1112 or 719.457.0820 for international callers with access pass code 2528588. To access a live webcast of the call, and the accompanying presentation, please log on to Mylan’s website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.

About Mylan
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 150 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information about Mylan, please visit www.mylan.com. For more information about generic drugs, please visit www.ChoosingGenerics.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future operations, its earnings expectations and the share repurchase program. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, the providing of estimates of financial measures, in accordance with GAAP and related standards; and market conditions or other impediments to completing the share repurchase program as planned. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company’s Report on Form 10-K, for the year ended December 31, 2010, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Form 10-Q for the quarter ended March 31, 2011, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Revenues:
Net revenues	$1,436,510	$1,278,105
Other revenues	12,448	14,269

Total revenues	1,448,958	1,292,374
Cost of sales	858,012	776,076

Gross profit	590,946	516,298

Operating expenses:
Research and development	75,310	61,296
Selling, general and administrative	279,995	255,761
Litigation settlements, net	23,966	734

Total operating expenses	379,271	317,791

Earnings from operations	211,675	198,507
Interest expense	84,410	74,047
Other income, net	3,251	1,069

Earnings before income taxes and noncontrolling interest	130,516	125,529
Income tax provision	25,971	31,259

Net earnings	104,545	94,270
Net (earnings) loss attributable to the noncontrolling interest	(370)	1,587

Net earnings attributable to Mylan Inc. before preferred dividends	104,175	95,857
Preferred dividends (a)	—	34,759

Net earnings attributable to Mylan Inc. common shareholders	$104,175	$61,098

Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.24	$0.20

Diluted	$0.23	$0.20

Weighted average common shares outstanding:(a)
Basic	437,148	306,996

Diluted	448,473	311,948

(a)	The three months ended March 31, 2011 includes the effect of the Preferred Stock Conversion into approximately 125.2 million shares of Mylan common stock on November 15, 2010.

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	March 31, 2011	December 31, 2010

Assets:
Current assets:
Cash and cash equivalents	$608,087	$662,052
Restricted cash	23,876	23,972
Marketable securities	30,884	29,085
Accounts receivable, net	1,335,590	1,157,081
Inventories	1,326,761	1,240,271
Other current assets	431,555	446,982

Total current assets	3,756,753	3,559,443
Intangible assets, net	2,476,183	2,501,150
Goodwill	3,694,002	3,599,334
Other non-current assets	1,951,187	1,876,877

Total assets	$11,878,125	$11,536,804

Liabilities:
Current liabilities	$2,393,280	$1,809,612
Long-term debt (b)	4,766,868	5,263,376
Other non-current liabilities	801,003	848,415

Total liabilities	7,961,151	7,921,403
Noncontrolling interest	13,258	13,522
Mylan Inc. shareholders’ equity	3,903,716	3,601,879

Total liabilities and equity	$11,878,125	$11,536,804

(b)	At March 31, 2011, long-term debt of $610.1 million, net of a $27.7 million discount, related to the Senior Convertible Notes and a portion of the Euro Tranche A and B Term Loans is now classified as a current liability reflecting a maturity date of March 2012.

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2011	2010

Generics:
Third party net sales
North America	$674.3	$552.4
EMEA	389.1	406.9
Asia Pacific	276.1	236.1

Total third party net sales	1,339.5	1,195.4

Other third party revenues	11.0	12.5

Total third party revenues	1,350.5	1,207.9

Intersegment revenues	0.4	30.4

Generics total revenues	1,350.9	1,238.3

Specialty:
Third party net sales	97.0	82.7
Other third party revenues	1.5	1.8

Total third party revenues	98.5	84.5

Intersegment revenues	16.8	16.5

Specialty total revenues	115.3	101.0

Elimination of intersegment revenues	(17.2)	(46.9)

Consolidated total revenues	$1,449.0	$1,292.4